Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Berry Global Group, Inc. Reports Strong Second Quarter 2021 Results
Raising Fiscal Year 2021 Earnings Guidance

EVANSVILLE, Ind. – May 4, 2021 – Berry Global Group, Inc. (NYSE:BERY), a leading supplier of sustainable packaging solutions for consumer goods and industrial products, today reported its second fiscal quarter 2021 results, referred to in the following as the March 2021 quarter.

Second Quarter Highlights (all comparisons made to the March 2020 quarter)
•	Net sales of $3.4 billion, a 13 percent increase
•	5 percent organic volume growth
•	Operating income up 17 percent to $333 million
•	Operating EBITDA up 9 percent to $590 million
•	Net income per diluted share up 40 percent to $1.32
•	Adjusted net income per diluted share increase of 34 percent to $1.59
•	Raising fiscal 2021 operating EBITDA guidance from prior mid-point by $50 million to $2.25 billion
•	Increasing fiscal 2021 organic volume growth assumption from 4 percent to now 5 percent

Berry’s Chairman and CEO Tom Salmon said, “The Company’s performance in our second fiscal quarter was solid as adjusted earnings per share and revenue grew by 34 percent and 13 percent, respectively, from prior year results.  Consumer demand for our products remains robust and certain markets, which previously experienced COVID-19 headwinds, are rebounding nicely.  All segments delivered volume growth, collectively finishing the quarter with 5 percent organic volume growth, while operating EBITDA increased 9 percent in the quarter.

“The organically driven outperformance in this second fiscal quarter gives us confidence to raise our fiscal year 2021 outlook for operating EBITDA by $50 million from the mid-point of our previous range.  Our businesses, across the globe, are clearly capitalizing on our strategy to drive profitable and sustainable organic volume growth.  The continued positive momentum from our investments in areas such as health and wellness, e-commerce, and food safety along with the focus on growing our emerging market exposure and driving more sustainable packaging, provide us the path to realize long-term consistent volume growth.

“We have a clear line-of-site to being within our leverage range by the end of fiscal 2021.  As we stated last quarter, once within our targeted leverage range of 3.0 to 3.9 times, we believe our consistent and growing cash flow will provide substantial capacity to create shareholder value with a capital allocation approach that includes: reinvesting in the business to support continued organic growth, further debt reductions, pursuing bolt-on acquisitions, and returning capital to shareholders while staying within our committed range.”

March 2021 Quarter Results

Consolidated Overview
The net sales growth is primarily attributed to increased selling prices of $192 million due to the pass through of higher resin costs, organic volume growth of 5 percent, and a $92 million favorable impact from foreign currency changes. These increases were partially offset by prior quarter divestiture sales of $53 million.  The organic volume growth was primarily due to organic growth investments, modest recovery of certain markets that had previously been facing COVID-19 headwinds, and higher demand in our advantaged health and hygiene products as the result of COVID-19.

The operating income increase is primarily attributed to a $35 million increase from the organic volume growth, a $19 million inventory step-up in the prior quarter related to the RPC acquisition, a $16 million favorable impact from price cost spread including synergies and product mix, and a $16 million favorable impact from foreign currency, partially offset by a $21 million increase in business integration expense, and a $15 million increase in selling, general, and administrative expense.

Consumer Packaging - International
The net sales growth in the Consumer Packaging International segment is primarily attributed to organic volume growth of 4 percent, and a $71 million favorable impact from foreign currency changes.  The organic volume growth was primarily due to the recovery in emerging markets.

The operating income increase is primarily attributed to a $12 million favorable impact from foreign currency, an $11 million increase from the organic volume growth, and a $19 million inventory step-up in the prior quarter, partially offset by a $24 million increase in business integration activities, and an increase in depreciation and amortization.

Consumer Packaging - North America
The net sales growth in the Consumer Packaging North America segment is primarily attributed to increased selling prices of $60 million due to the pass through of higher resin costs and organic volume growth of 5 percent.  The organic volume growth was primarily due to continued strength in closures, bottles, and containers

The operating income increase is primarily attributed to a $9 million increase from the organic volume growth and a decrease in depreciation and amortization, partially offset by a negative impact from price cost spread.

Health, Hygiene, & Specialties
The net sales growth in the Health, Hygiene & Specialties segment is primarily attributed to organic volume growth of 8 percent, and increased selling prices of $83 million due to the pass through of higher resin costs.  The organic volume growth was primarily due to organic growth investments and higher demand in our advantaged health and hygiene products as the result of COVID-19.

The operating income increase is primarily attributed to a $12 million impact from the organic volume growth and a $31 million favorable impact from price cost spread and product mix.

Engineered Materials
The net sales growth in the Engineered Materials segment is primarily attributed to increased selling prices of $69 million due to the pass through of higher resin costs, organic volume growth of 3 percent, and a $15 million favorable impact from foreign currency changes, partially offset by prior quarter divestiture sales of $43 million.

The operating income decrease is primarily attributed to a $10 million negative impact from price cost spread and prior quarter divestiture operating income.

Cash Flow
Our cash flow from operating activities increased slightly to $323 million for the March 2021 quarter compared to $315 million in the prior year quarter.  The Company’s cash flow from operating activities and free cash flow for the four quarters ended April 3, 2021, were $1,635 million and $951 million, respectively.

Balance Sheet and Liquidity
Our total debt less cash and cash equivalents at the end of the March 2021 quarter was $9,039 million.  Adjusted EBITDA for the four quarters ended April 3, 2021, was $2,288 million.  Our financial profile remains solid, as we have a strong liquidity position with $843 million of cash at the end of the quarter, as well as an undrawn $850 million asset-based line of credit representing nearly $1.7 billion of liquidity.

Bond Offering and Note Redemptions
In January 2021, we issued $800 million aggregate principal amount of 0.95 percent first priority senior secured notes due 2024, the proceeds from which were used to prepay a portion of our term loan debt.  In February 2021, we issued an additional $775 million aggregate principal amount of our existing 1.57 percent first priority senior secured notes due 2026, the proceeds from which were used to prepay a portion of our term loan debt.

Fiscal 2021 Guidance
Given our continued strength through the first half of the year and stable demand outlook across our business, we are increasing our organic volume growth assumption for fiscal 2021 to 5 percent.  This includes low single digit growth in the back half of this fiscal year, building on last year’s strong performance, and all supported by our robust and growing pipeline, increased level of capital expenditures, and the positive trends and momentum we are seeing in each of our businesses.  Given the continued strength in our pipeline, we are raising our capital expenditures spending expectation by $50 million this year to support incremental growth projects.  Additionally we are increasing our operating EBITDA guidance by $50 million from the mid-point of our previous guidance provided in February to now $2.25 billion.  We have included a negative impact from inflation and the associated timing lag in passing through inflationary costs.  We expect the majority of the impact from the recent unprecedented increases in resin prices in the United States, to impact our results in the June 2021 quarter.  Though, we expect this lag will be largely offset in the June quarter from continued favorable product mix.  The guidance also assumes that both of these factors dissipate in the September quarter.  As a result, we expect Operating EBITDA in the back-half of the year to be split relatively evenly between the June and September quarters and will be similar with the second half prior year results when adjusted for our recent divestitures and the COVID-19 related mix benefits.  We are proud of the continued strong execution by our team as the unprecedented resin inflation experienced in fiscal 2021 has been more than offset by volume growth and productivity.  Free cash flow will remain in the range of $875 to $975 million.  The range of free cash flow includes $1.575 to $1.675 billion of cash flow from operations, partially offset by capital expenditures of $700 million.  We also continue to anticipate further strengthening our balance sheet and expect to be in our targeted range by the end of fiscal 2021.

Investor Conference Call
The Company will host a conference call today, May 4, 2021, at 10 a.m. U.S. Eastern Time to discuss our second fiscal quarter 2021 results.  The telephone number to access the conference call is (800) 305-1078 (domestic), or (703) 639-1173 (international), conference ID 8789045.  We expect the call to last approximately one hour.  Interested parties are invited to listen to a live webcast and view the accompanying slides by visiting the Company’s Investor page at www.berryglobal.com.  A replay of the conference call can also be accessed on the Investor page of the website beginning May 4, 2021, at 1 p.m. U.S. Eastern Time, to May 18, 2021, by calling (855) 859-2056 (domestic), or (404) 537-3406 (international), access code 8789046.

About Berry
At Berry Global Group, Inc. (NYSE:BERY), we create innovative packaging and engineered products that we believe make life better for people and the planet.  We do this every day by leveraging our unmatched global capabilities, sustainability leadership, and deep innovation expertise to serve customers of all sizes around the world.  Harnessing the strength in our diversity and industry leading talent of 47,000 global employees across more than 295 locations, we partner with customers to develop, design, and manufacture innovative products with an eye toward the circular economy.  The challenges we solve and the innovations we pioneer benefit our customers at every stage of their journey.  For more information, visit our website at www.berryglobal.com.

Non-GAAP Financial Measures and Estimates
This press release includes non-GAAP financial measures such as operating EBITDA, Adjusted EBITDA, Adjusted net income, and free cash flow.  A reconciliation of these non-GAAP financial measures to comparable measures determined in accordance with accounting principles generally accepted in the United States of America (GAAP) is set forth at the end of this press release.  Information reconciling forward-looking operating EBITDA is not provided because such information is not available without unreasonable effort due to the high variability, complexity, and low visibility with respect to certain Items, including debt refinancing activity or other non-comparable items.  These items are uncertain, depend on various factors, and could be material to our results computed in accordance with U.S. GAAP.  Our estimates of the impact of COVID-19 are based on product mix and prior internal sales estimates compared to actual sales.

Forward Looking Statements
Statements in this release that are not historical, including statements relating to the expected future performance of the Company, are considered “forward looking” within the meaning of the federal securities laws and are presented pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “would,” “could,” “seeks,” “approximately,” “intends,” “plans,” “projects,” “estimates,” “projects,” “outlook,” “anticipates” or “looking forward,” or similar expressions that relate to our strategy, plans, intentions, or expectations.  All statements we make relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates, and financial results or to our expectations regarding future industry trends are forward-looking statements.  In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments.  These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected.  We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions.  While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results.

Important factors that could cause actual results to differ materially from our expectations, which we refer to as cautionary statements, are disclosed under “Risk Factors” and elsewhere in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission, including, without limitation, in conjunction with the forward-looking statements included in this press release.  All forward-looking information and subsequent written and oral forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements.  Some of the factors that we believe could affect our results include: (1) risks associated with our substantial indebtedness and debt service; (2) changes in prices and availability of resin and other raw materials and our ability to pass on changes in raw material prices to our customers on a timely basis; (3) risks related to acquisitions or divestitures and integration of acquired businesses and their operations, and realization of anticipated cost savings and synergies; (4) risks related to international business, including as a result of the RPC transaction, including foreign currency exchange rate risk and the risks of compliance with applicable export controls, sanctions, anti-corruption laws and regulations; (5) uncertainty regarding the United Kingdom’s withdrawal from the European Union and the outcome of future arrangements between the United Kingdom and the European Union; (6) reliance on unpatented proprietary know-how and trade secrets; (7) the phase-out of the London Interbank Offered Rate (LIBOR), or the replacement of LIBOR with a different reference rate or modification of the method used to calculate LIBOR, which may adversely affect interest rates; (8) increases in the cost of compliance with laws and regulations, including environmental, safety, anti-plastic legislation, production, and product laws and regulations; (9) employee shutdowns or strikes or the failure to renew effective bargaining agreements; (10) risks related to disruptions in the overall economy and the financial markets that may adversely impact our business, including as a result of the COVID-19 pandemic; (11) risk of catastrophic loss of one of our key manufacturing facilities, natural disasters, and other unplanned business interruptions; (12) risks related to the failure of, inadequacy of, or attacks on our information technology systems and infrastructure; (13) risks related to market acceptance of our developing technologies and products; (14) general business and economic conditions, particularly an economic downturn; (15) risks that our restructuring programs may entail greater implementation costs or result in lower cost savings than anticipated; (16) ability of our insurance to fully cover potential exposures; (17) risks related to future write-offs of substantial goodwill; (18) risks of competition, including foreign competition, in our existing and future markets; (19) new legislation or new regulations and the Company’s corresponding interpretations of either may affect our business and consolidated financial condition and results of operations; (20) risks related to the impact of travel and safety restrictions related to the COVID-19 pandemic, including on our internal controls over financial reporting and the ongoing process of implementing standardized internal control procedures within the recently acquired RPC business; and (21) the other factors discussed in the section titled “Risk Factors” in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission.  We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you.  In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained herein may not in fact occur.  Accordingly, readers should not place undue reliance on those statements.  All forward-looking statements are based upon information available to us on the date hereof.  All forward-looking statements are made only as of the date hereof and we undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Berry Global Group, Inc.
Consolidated Statements of Income
(Unaudited)
(in millions of dollars, except per share data amounts)

	Quarterly Period Ended		Two Quarterly Periods Ended
	April 3, 2021	March 28, 2020	April 3, 2021	March 28, 2020
Net sales	$3,370	$2,975	$6,506	$5,791
Costs and expenses:
Cost of goods sold	2,706	2,391	5,224	4,687
Selling, general and administrative	220	204	461	433
Amortization of intangibles	73	77	147	152
Restructuring and transaction activities	38	19	37	36
Operating income	333	284	637	483

Other expense, net	6	—	31	13
Interest expense, net	84	111	181	229
Income before income taxes	243	173	425	241
Income tax expense	62	47	114	68
Net income	$181	$126	$311	$173

Net income per share:
Basic	$1.35	$0.95	$2.32	$1.31
Diluted	1.32	0.94	2.28	1.29

Outstanding weighted-average shares: (in millions)
Basic	134.3	132.4	133.9	132.4
Diluted	136.8	134.1	136.6	134.2

Berry Global Group, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
 (in millions of dollars)

	April 3, 2021	September 26, 2020
Assets:
Cash and cash equivalents	$843	$750
Accounts receivable, net	1,682	1,469
Inventories	1,560	1,268
Other current assets	230	330
Property, plant, and equipment, net	4,675	4,561
Goodwill, intangible assets, and other long-term assets	8,273	8,323
Total assets	$17,263	$16,701

Liabilities and Stockholders' Equity:
Current liabilities, excluding debt	$2,438	$2,108
Current and long-term debt	9,882	10,237
Other long-term liabilities	2,297	2,264
Stockholders’ equity	2,646	2,092
Total liabilities and stockholders' equity	$17,263	$16,701

Berry Global Group, Inc.
   Condensed Consolidated Statements of Cash Flows
(Unaudited)
 (in millions of dollars)

	Two Quarterly Periods Ended
	April 3, 2021	March 28, 2020
Cash flows from operating activities:
Net cash from operating activities	638	533

Cash flows from investing activities:
Additions to property, plant, and equipment, net	(364)	(263)
Divestiture of businesses	143	—
Settlement of net investment hedges	—	246
Other investing activities	—	(10)
Net cash from investing activities	(221)	(27)

Cash flows from financing activities:
Repayments on long-term borrowings	(2,683)	(1,484)
Proceeds from long-term borrowings	2,316	1,202
Proceeds from issuance of common stock	39	3
Debt financing costs	(16)	(17)
Net cash from financing activities	(344)	(296)
Effect of currency translation on cash	20	(7)
Net change in cash and cash equivalents	93	203
Cash and cash equivalents at beginning of period	750	750
Cash and cash equivalents at end of period	$843	$953

Berry Global Group, Inc.
Condensed Consolidated Financial Statements
Segment Information
(Unaudited)
(in millions of dollars)

	Quarterly Period Ended April 3, 2021
	Consumer Packaging - International	Consumer Packaging- North America	Health, Hygiene & Specialties	Engineered Materials	Total
Net sales	$1,060	$731	$781	$798	$3,370

Operating income	$59	$77	$114	$83	$333
Depreciation and amortization	87	54	42	29	212
Restructuring and transaction activities (1)	38	—	—	—	38
Other non-cash charges (2)	2	2	1	2	7
Operating EBITDA	$186	$133	$157	$114	$590

	Quarterly Period Ended March 28, 2020
	Consumer Packaging - International	Consumer Packaging - North America	Health, Hygiene & Specialties	Engineered Materials	Total
Net sales	$970	$633	$644	$728	$2,975

Operating income	$53	$69	$66	$96	$284
Depreciation and amortization	79	60	46	28	213
Restructuring and transaction activities (1)	14	3	1	1	19
Other non-cash charges (2)	20	1	—	2	23
Operating EBITDA	$166	$133	$113	$127	$539

(1)
 The current quarter primarily includes a loss on the sale of a divested businesses along with transaction activity costs related to the RPC acquisition.  The prior year quarter primarily includes transaction activity costs related to the RPC acquisition.

(2)
 Other non-cash charges for the March 2021 quarter primarily include stock compensation expense of $7 million.  The prior year quarter primarily includes a $19 million inventory step-up related to the RPC acquisition and $5 million of stock compensation expense.

Berry Global Group, Inc.
Reconciliation Schedules
(Unaudited)
(in millions of dollars, except per share data)

	Quarterly Period Ended		Four Quarters Ended
	April 3, 2021	March 28, 2020	April 3, 2021
Net income	$181	$126	$712
Add: other expense, net	6	—	49
Add: interest expense, net	84	111	387
Add: income tax expense	62	47	200
Operating income	$333	$284	$1,348

Add: non-cash amortization from 2006 private sale	6	6	24
Add: restructuring and transaction activities (1)	38	19	63
Add: other non-cash charges (2)	7	23	42
Adjusted operating income (7)	$384	$332	$1,477

Add: depreciation	139	136	548
Add: amortization of intangibles (3)	67	71	271
Operating EBITDA (7)	$590	$539	$2,296

Add: unrealized synergies and divestiture (4)			(8)
Adjusted EBITDA (7)			$2,288

Cash flow from operating activities	$1,635
Net additions to property, plant, and equipment	(684)
Free cash flow (7)	$951

Net income per diluted share	$1.32	$0.94
Other expense, net	0.04	—
Non-cash amortization from 2006 private sale	0.04	0.05
Restructuring and transaction activities	0.28	0.14
Other non-cash charges (5)	—	0.14
Income tax impact on items above (6)	(0.09)	(0.08)
Adjusted net income per diluted share (7)	$1.59	$1.19

Estimated Fiscal 2021
Cash flow from operating activities	$1,575 - $1,675
Additions to property, plant, and equipment	(700)
Free cash flow (7)	$875 - $975

(1) The current quarter primarily includes a loss on the sale of divested businesses along with transaction activity costs related to the RPC acquisition.  The prior year quarter primarily includes transaction activity costs related to the RPC acquisition.
(2) Other non-cash charges for the March 2021 quarter primarily include stock compensation expense of $7 million.  The prior year quarter primarily includes a $19 million inventory step-up related to the RPC acquisition and $5 million of stock compensation expense.
(3) Amortization excludes non-cash amortization from the 2006 private sale of $6 million, $6 million, and $24 million, for the March 2021 quarter, March 2020 quarter, and four quarters ended April 3, 2021, respectively.
(4) Represents unrealized cost savings related to the RPC acquisition partially offset by earnings related to divestments.
(5) Represents an adjustment for a $19 million inventory step-up charge related to the RPC acquisition in the prior year March 2020 quarter.
(6) Income tax effects on adjusted net income is calculated using 25 percent for both the March 2021 and March 2020 quarters.  The rates used represents the Company’s expected effective tax rate for each respective period.
(7) Supplemental financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”).  These non-GAAP financial measures should not be considered as alternatives to operating or net income or cash flows from operating activities, in each case determined in accordance with GAAP.  Organic sales growth excludes the impact of currency translation effects and acquisitions.  These non-GAAP financial measures may be calculated differently by other companies, including other companies in our industry, limiting their usefulness as comparative measures.  Berry’s management believes that adjusted net income and other non-GAAP financial measures are useful to our investors because they allow for a better period-over-period comparison of operating results by removing the impact of items that, in management’s view, do not reflect our core operating performance.

We define “free cash flow” as cash flow from operating activities less additions to property, plant, and equipment.  We believe free cash flow is useful to an investor in evaluating our liquidity because free cash flow and similar measures are widely used by investors, securities analysts, and other interested parties in our industry to measure a company’s liquidity.  We also believe free cash flow is useful to an investor in evaluating our liquidity as it can assist in assessing a company’s ability to fund its growth through its generation of cash.

Adjusted EBITDA is used by our lenders for debt covenant compliance purposes.  We also use Adjusted EBITDA and Operating EBITDA among other measures to evaluate management performance and in determining performance-based compensation.  Adjusted EBITDA and Operating EBITDA and similar measures are widely used by investors, securities analysts, and other interested parties in our industry to measure a company’s performance.  We also believe EBITDA and Adjusted net income are useful to an investor in evaluating our performance without regard to revenue and expense recognition, which can vary depending upon accounting methods.

Company Contact:
Dustin Stilwell, Head of Investor Relations
+1 (812) 306 2964
ir@berryglobal.com

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